Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	August 3, 2020
Contact:	Randall P. Burton, II
Vice President and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC. REPORTS
THIRD QUARTER EARNINGS

ROANOKE, Va. (August 3, 2020)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,206,578 or $0.15 per diluted share for the quarter ended June 30, 2020. This compares to consolidated earnings of $1,138,555 or $0.14 per diluted share for the quarter ended June 30, 2019. CEO Paul Nester stated, “We experienced earnings growth driven primarily by improved utility margins, net of prior year rate case estimates, and the investment in the Mountain Valley Pipeline (MVP)”.
Earnings for the twelve months ended June 30, 2020 were $11,349,435 or $1.40 per diluted share outstanding compared to $8,927,266 or $1.11 per diluted share for the twelve months ended June 30, 2019. Nester attributed the significant increase in trailing twelve-month net income to improved utility margins associated with infrastructure replacement programs, implementation of the new non-gas rates, and the investment in the MVP.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.
Net income for the three months ended June 30, 2020 is not indicative of the results to be expected for the fiscal year ending September 30, 2020 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Additionally, the COVID-19 pandemic creates significant economic uncertainty for the remainder of fiscal 2020.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Past performance is not necessarily a predictor of future results.
Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2020	2019	2020	2019
Operating revenues	$11,071,918	$11,682,950	$63,146,971	$68,145,798
Operating expenses	9,736,255	10,045,893	49,239,011	56,326,695
Operating income	1,335,663	1,637,057	13,907,960	11,819,103
Equity in earnings of unconsolidated affiliate	1,205,574	777,193	4,470,184	2,391,549
Other income (expense), net	52,556	(5,967)	638,345	393,190
Interest expense	986,203	925,698	4,093,103	3,267,271
Income before income taxes	1,607,590	1,482,585	14,923,386	11,336,571
Income tax expense	401,012	344,030	3,573,951	2,409,305
Net income	$1,206,578	$1,138,555	$11,349,435	$8,927,266
Net earnings per share of common stock:
Basic	$0.15	$0.14	$1.40	$1.11
Diluted	$0.15	$0.14	$1.40	$1.11
Cash dividends per common share	$0.175	$0.165	$0.690	$0.650
Weighted average number of common shares outstanding:
Basic	8,143,887	8,051,944	8,104,298	8,019,728
Diluted	8,159,324	8,088,270	8,129,737	8,063,073
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2020	2019
Current assets	$12,545,512	$13,256,420
Total utility plant, net	194,049,965	177,816,330
Other assets	66,745,281	53,350,288
Total Assets	$273,340,758	$244,423,038
Liabilities and Stockholders’ Equity
Current liabilities	$15,070,172	$23,546,484
Long-term debt, net	116,346,967	90,470,806
Deferred credits and other liabilities	51,672,467	45,668,813
Total Liabilities	183,089,606	159,686,103
Stockholders’ Equity	90,251,152	84,736,935
Total Liabilities and Stockholders’ Equity	$273,340,758	$244,423,038